Exhibit 99.1

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FOURTH QUARTER AND CALENDAR YEAR 2023 RESULTS

LINCOLN, Nebraska (February 13, 2024) — National Research Corporation, dba NRC Health, (NASDAQ:NRC) today announced results for the fourth quarter 2023.

CEO Commentary

Michael Hays, Chief Executive Officer, commented: “We’re pleased to start 2024 with momentum from another consecutive quarter of growth in new sales and operating margin. We have trimmed non-core service lines, and developed our capability across the patient, customer, and employee experience continuum to focus on our clients’ most important needs. With industry-leading solutions – from C-Suite strategy through The Governance Institute, to customized data benchmarking and analysis, to actionable front-line solutions – NRC is better positioned than ever, and our highest ever Net Promoter Score of 75, a level rarely achieved by any brand, is a testament to delivering value to our partners.”

Mr. Hays continued, “I’m particularly excited by our expanded executive team and growth plan. We expect to roll out new Market Experience, PX, CX, and EX products regularly over the coming year and beyond. Meanwhile, we are ramping up our sales, IT, and innovative product development resources, with a focus on AI enabled solutions, to deliver more to our customers while improving our efficiency. We believe we are strongly positioned to expand Human Understanding across the experience lifecycle to recognize and respond to individuals as consumers, patients, and caregivers. In fulfilling our mission, we believe we are positioned to increase share across historical and expanded markets while creating more opportunity for our associates and value for our stockholders.”

Financial Summary

Kevin Karas, Chief Financial Officer, commented on the financial results, “Diluted earnings per share increased for the fourth straight quarter through a combination of sequentially improving new sales, focused cost control, and lower share count attributable to share repurchases. We continue to focus on returning to revenue growth, expanding our margins, and stockholder returns.”

NRC Announces Fourth Quarter 2023 Results

February 13, 2024

For the quarter ended December 31, 2023, compared to the quarter ended December 31, 2022:

●	Diluted earnings per share increased to $0.36 from $0.27. The 2022 period included a $0.10 per share cumulative foreign currency translation expense associated with exiting the Canadian market.
●	Revenue was $38 million in each period, as increased new core sales were offset by reductions in non-core revenue.

From a capital standpoint, the Company remains well-positioned to execute the entire range of capital allocation alternatives, including funding innovation and growth investments, dividends, and share repurchases. During 2023, the Company returned $55 million to stockholders in the form of dividends and stock repurchases, and another $15 million in stock was repurchased in January of 2024. Return on average equity improved to 51% in 2023 from 40% in 2022, primarily resulting from returning capital to stockholders through dividends and stock repurchases.

For the remainder of 2024, capital allocation is expected to focus primarily on growth and innovation initiatives (including facilities renovation) and the regular quarterly dividend. At December 31, 2023, the Company had approximately $30 million of net debt, $30 million available on its revolving line of credit, and $56 million available on its delayed draw term facility.

CFO Retirement

Kevin Karas, Chief Financial Officer, has informed the Company of his intent to retire effective March 31, 2024. Chief Executive Officer, Michael Hays, commented: “We appreciate Kevin’s leadership and contributions over a remarkable 13-years of service. Under Kevin’s watch, the Company’s revenue has more than doubled, the market capitalization of our common stock has quadrupled, and we have returned over $255 million to our stockholders in the form of dividends and stock repurchases. Additionally, his integrity, insistence on quality, and unfailing good nature have reinforced our culture and helped develop a deep and talented team that is ready to assume his responsibilities. Our Vice President of Finance, Linda Stacy, has been promoted to Principal Accounting Officer effective March 31. We are grateful for Kevin’s service and wish him a productive and happy retirement.”

Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.12 (twelve cents) per share payable Monday, April 15, 2024, to shareholders of record as of the close of business on Friday, March 29, 2024.

NRC Announces Fourth Quarter 2023 Results

February 13, 2024

Conference Call

A live simulcast of National Research Corporation’s 2023 fourth quarter conference call will be available online at https://events.q4inc.com/attendee/823574505 February 14, 2024, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

About NRC

For more than 40 years, NRC Health (NASDAQ: NRC) has led the charge to humanize healthcare and support organizations in their understanding of each unique individual. NRC Health’s commitment to Human Understanding® helps leading healthcare systems get to know each person they serve not as point-in-time insights, but as an ongoing relationship. Guided by its uniquely empathic heritage, NRC Health’s patient-focused approach, unmatched market research, and emphasis on consumer preferences are transforming the healthcare experience, creating strong outcomes for patients and entire healthcare systems. For more information, email info@nrchealth.com, or visit www.nrchealth.com.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” “focus,” “potential,” “will,” derivations thereof, and similar terms and phrases. In this press release, the statement related to the roll out of new products, future use of AI, our ability to improve efficiency, the potential to expand Human Understanding and increase market share, and future revenue growth, margins, stockholder returns, and capital allocation are forward-looking statements. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2022 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

NRC Announces Fourth Quarter 2023 Results

February 13, 2024

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended December 31		Twelve months ended December 31
	2023	2022	2023	2022

Revenue	$38,001	$38,144	$148,580	$151,568

Operating expenses:
Direct	13,793	13,987	56,015	57,049
Selling, general and administrative	11,070	10,541	46,621	42,699
Depreciation and amortization	1,429	1,375	5,899	5,277
Total operating expenses	26,292	25,903	108,535	105,025

Operating income	11,709	12,241	40,045	46,543

Other income (expense):
Interest income	41	134	820	168
Interest expense	(269)	(286)	(862)	(1,209)
Reclassification of cumulative translation into earnings	--	(2,569)	--	(2,569)
Other, net	(13)	(49)	(41)	(118)

Total other income (expense)	(241)	(2,770)	(83)	(3,728)

Income before income taxes	11,468	9,471	39,962	42,815

Provision for income taxes	2,610	2,830	8,991	11,015

Net income	$8,858	$6,641	$30,971	$31,800

Earnings Per Share of Common Stock:
Basic Earnings Per Share	$0.36	$0.27	$1.26	$1.28
Diluted Earnings Per Share	$0.36	$0.27	$1.25	$1.27

Weighted average shares and share equivalents outstanding:
Basic	24,437	24,648	24,540	24,922
Diluted	24,548	24,775	24,673	25,052

NRC Announces Fourth Quarter 2023 Results

February 13, 2024

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$6,653	$25,026
Accounts receivable, net	12,378	14,461
Other current assets	5,329	4,229
Total current assets	24,360	43,716

Property and equipment, net	28,205	17,248
Goodwill	61,614	61,614
Other, net	8,258	7,883
Total assets	$122,437	$130,461

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable	$7,214	$4,491
Accounts payable and accrued expenses	6,194	5,136
Accrued compensation	3,953	4,551
Deferred revenue	14,834	15,198
Dividends payable	2,906	2,956
Other current liabilities	1,102	1,085
Total current liabilities	36,203	33,417

Notes payable, net of current portion and unamortized debt issuance costs	29,470	17,690
Other non-current liabilities	7,809	7,321
Total liabilities	73,482	58,428

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 110,000,000 shares, issued 31,002,919 in 2023 and 30,922,181 in 2022, outstanding 24,219,887 in 2023 and 24,628,173 in 2022	31	31
Additional paid-in capital	178,213	175,453
Retained earnings (accumulated deficit)	(30,530)	(25,184)

Treasury stock	(98,759)	(78,267)
Total shareholders’ equity	48,955	72,033
Total liabilities and shareholders’ equity	$122,437	$130,461